SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or

15(d) of the Securities Exchange Act of 1934

November 1, 2007

Date of Report (Date of earliest event reported)

ATMOS ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

TEXAS AND VIRGINIA	1-10042	75-1743247
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 THREE LINCOLN CENTRE, 5430 LBJ FREEWAY, DALLAS, TEXAS	75240
(Address of Principal Executive Offices)	(Zip Code)

(972) 934-9227

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 1, 2007, Atmos Energy Corporation (the “Company) entered into a $300 million Revolving Credit Agreement (364 Day Facility) (the “credit facility”), with SunTrust Bank, as Administrative Agent, Wachovia Bank, N.A. as Syndication Agent and Bank of America, N.A., JPMorgan Chase Bank, N.A., and the Royal Bank of Scotland plc as Co-Documentation Agents, and a syndicate of 14 lenders identified therein. The credit facility replaces the $300 million Revolving Credit Agreement (364 Day Facility) with SunTrust Bank, as Administrative Agent, Wachovia Bank, N.A. as Syndication Agent and Bank of America, N.A., JPMorgan Chase Bank, N.A., and the Royal Bank of Scotland plc as Co-Documentation Agents, and a syndicate of 15 lenders identified therein, which was entered into on November 7, 2006 and was due to expire November 5, 2007. The credit facility will continue to supplement the Company’s $600 million working capital facility (5 Year Facility) entered into on December 15, 2006 and contains substantially the same terms as both the previous 364 day facility and the 5 Year Facility. The credit facility will be used to continue to provide up to $300 million of additional working capital to the Company.

Borrowings under the credit facility will bear interest at a rate dependent on the Company’s credit ratings at the time of such borrowing and based, at the Company’s election, on a base rate or LIBOR. The base rate is defined as the higher of (i) the per annum rate of interest established by SunTrust Bank as its prime lending rate at the time of such borrowing or (ii) the Federal Funds Rate, as in effect at the time of borrowing, plus one-half of one percent (0.50%) per annum. Based upon the current prime rate charged by SunTrust Bank and the Company’s current credit ratings, borrowings at the base rate would bear interest at 7.50% per annum. In the case of borrowings based on LIBOR, an applicable margin would be added to the rate, ranging from 0.30% to 0.75% per annum, based on the Company’s then current credit ratings. Based on the Company’s current credit ratings, borrowings based on LIBOR would bear interest at LIBOR for the applicable interest period plus an applicable margin of 0.45%. Based upon the current LIBOR for a 30 day period, borrowings at LIBOR would bear interest at 4.6875% per annum, plus an applicable margin of 0.45%, or an effective total interest rate of 5.1375% per annum.

The Company must also pay commitment fees quarterly in arrears on the average daily unused portion of the credit facility at rates ranging from 0.055% to 0.110% per annum, dependent on the Company’s credit ratings. Based upon the Company’s current credit ratings, the commitment fee would be at the rate of 0.080%. The Company must also pay utilization fees, quarterly in arrears, on the principal amount of all outstanding loans, but only to the extent that the aggregate principal amount of such outstanding loans is equal to or greater than 50% of the aggregate commitments of the lenders. The utilization fees will be at rates ranging from 0.050% to 0.100% per annum of such excess amount, dependent on the Company’s credit ratings. Based upon the Company’s current credit ratings, the utilization fee would be at the rate of 0.050%.

The credit facility will expire on October 30, 2008, at which time all outstanding amounts under the credit facility will be due and payable. The credit facility contains usual and customary covenants for transactions of this type, including covenants limiting liens, substantial asset sales and mergers. In addition, the credit facility provides that during the term of the facility, the Company’s debt to capitalization ratio as of the last day of each of its fiscal quarters shall be less than or equal to 0.70 to 1.00, excluding from the calculation of debt (i) any pension and other post-retirement benefits liability adjustments recorded in accordance with generally accepted accounting principles; and (ii) an amount of hybrid securities, as defined in the credit facility (generally, deferrable interest subordinated debt with a maturity of at least 20 years), not to exceed a total of 15% of total capitalization.

In the event of a default by the Company under the credit facility, including cross-defaults relating to specified other indebtedness of the Company, SunTrust Bank may, upon the consent of a certain minimum number of lenders, and shall, upon the request and direction of such lenders, terminate the commitments made under the credit facility, declare the amount outstanding, including all accrued interest and unpaid fees, payable immediately, and enforce any and all rights and interests created and existing under the credit facility documents, including, without limitation, all rights of set-off and all other rights available under the law. For certain events of default relating to insolvency, bankruptcy or receivership, the commitments are automatically terminated and the amounts outstanding automatically become payable immediately.

With respect to the other parties to the credit facility, most of whom are also parties to the 5 Year Facility discussed above, the Company also has or may have had customary banking relationships based on the provision of a variety of financial services, including pension fund, cash management, investment banking, and equipment financing and leasing services, none of which are material individually or in the aggregate with respect to any individual party. A copy of the credit facility is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the credit facility.

Item 1.02.	Termination of a Material Definitive Agreement.

On November 1, 2007, upon the execution of the credit facility described in Item 1.01 above, the Company terminated its $300 million Revolving Credit Agreement (364 Day Facility) entered into on November 7, 2006, with SunTrust Bank, as Administrative Agent, Wachovia Bank, N.A. as Syndication Agent and Bank of America, N.A., JPMorgan Chase Bank, N.A., and the Royal Bank of Scotland plc as Co-Documentation Agents, and a syndicate of 15 lenders identified therein. The Company incurred no early termination penalties as a result of such termination. With respect to the other parties to such terminated credit facility, the Company has or may have had customary banking relationships based on the provision of a variety of financial services, including pension fund, cash management, investment banking, and equipment financing and leasing services, none of which are material individually or in the aggregate with respect to any individual party.

Item 2.02.	Results of Operations and Financial Condition.

On Wednesday, November 7, 2007, the Company announced in a news release its financial results for the fourth quarter and full fiscal year ended September 30, 2007 and that certain of its officers would discuss such financial results in a conference call on Thursday, November 8, 2007 at 9:00 a.m. EST. In the release, the Company also announced that the conference call would be webcast live and that slides for the webcast would be available on its Web site for all interested parties.

A copy of the news release is furnished as Exhibit 99.1. The information furnished in this Item 2.02 and in Exhibit 99.1 attached hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above is hereby incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 7, 2007, Richard W. Douglas was elected to the Board of Directors of the Company, effective November 8, 2007, with his term expiring at the 2008 annual meeting of shareholders on February 6, 2008. The Board of Directors also appointed Mr. Douglas to serve as a member of the Human Resources Committee as well as the Work Session/Annual Meeting Committee, also effective November 8, 2007.

A copy of a news release issued on November 7, 2007 announcing Mr. Douglas’ election to the Board of Directors is filed herewith as Exhibit 99.2 and is incorporated herein into this Item 5.02 by reference.

Item 9.01.	Financial Statements and Exhibits.

        (d) Exhibits.

10.1	Revolving Credit Agreement (364 Day Facility), dated as of November 1, 2007, among Atmos Energy Corporation, the Lenders from time to time parties thereto, SunTrust Bank, as Administrative Agent, Wachovia Bank, N.A. as Syndication Agent, and Bank of America, N.A., JPMorgan Chase Bank, N.A., and the Royal Bank of Scotland plc as Co-Documentation Agents

99.1	News Release issued by Atmos Energy Corporation dated November 7, 2007

99.2	News Release issued by Atmos Energy Corporation dated November 7, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMOS ENERGY CORPORATION (Registrant)

DATE: November 7, 2007	By:	/s/ LOUIS P. GREGORY
Louis P. Gregory
Senior Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Revolving Credit Agreement (364 Day Facility), dated as of November 1, 2007, among Atmos Energy Corporation, the Lenders from time to time parties thereto, SunTrust Bank, as Administrative Agent, Wachovia Bank, N.A. as Syndication Agent, and Bank of America, N.A., JPMorgan Chase Bank, N.A., and the Royal Bank of Scotland plc as Co-Documentation Agents

99.1	News Release issued by Atmos Energy Corporation dated November 7, 2007

99.2	News Release issued by Atmos Energy Corporation dated November 7, 2007

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